Exhibit 1

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Aerpio Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Date: March 27, 2017

KEARNY VENTURE PARTNERS, L.P.

By: Kearny Venture Associates, LLC, its General Partner

By:	/s/ Caley Castelein
Managing Director

KEARNY VENTURE ASSOCIATES, LLC

By:	/s/ Caley Castelein
Managing Director

KEARNY VENTURE PARTNERS ENTREPRENEURS’ FUND, L.P.

By:	Kearny Venture Associates, L.L.C., Its General Partner

By:	/s/ Caley Castelein
Managing Director

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CALEY CASTELEIN

By:	/s/ Caley Castelein
Caley Castelein

RICHARD SPALDING

By:	/s/ Richard Spalding
Richard Spalding

JAMES SHAPIRO

By:	/s/ James Shapiro
James Shapiro